Exhibit 5.1

December 23, 2008

Global Ship Lease, Inc.

c/o Global Ship Lease Services, Ltd.

10 Greycoat Place

London SW1P 1SB

Tel: 44 (0) 20 7960 6340

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Global Ship Lease, Inc., a Marshall Islands corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of an aggregate of 1,500,000 Class A common shares, par value US$0.01 per share (the “Incentive Shares”), to be acquired by Company employees under the Company’s 2008 Equity Incentive Plan (the “Incentive Plan”).

In connection herewith, we have examined originals or copies certified to our satisfaction of the following:

(1)	the Registration Statement;

(2)	the Incentive Plan;

(3)	the Articles of Incorporation and By-laws of the Company (as certified by the Secretary thereof in a certificate dated December 23, 2008); and

(4)	resolutions of the Board of Directors and sole shareholder of the Company approving the Incentive Plan (as certified by the Secretary thereof in a certificate dated August 11, 2008; and as re-certified by the Secretary in a certificate dated December 23, 2008) and resolutions of the Compensation Committee of the Company (as certified by the Secretary thereof in a certificate dated December 23, 2008).

We have also examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below. As to questions of fact material to this opinion, we have, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement, the Incentive Plan and the certificates of officers of the Company.

Global Ship Lease, Inc.

December 23, 2008

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Incentive Plan have been duly authorized and, upon their issuance and delivery in accordance with the Incentive Plan, will be validly issued, fully paid and nonassessable.

This opinion letter is limited solely to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of a form of this opinion letter as an Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SEWARD & KISSEL LLP